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                                                                EXHIBIT 10(y)(x)

                    ADVISORY DIRECTOR'S PLAN TERMINATION FEE
                          DEFERRAL TERMS AND CONDITIONS

                                                        Effective April 30, 1996
                                                        (As Revised Effective
                                                        February 24, 2000)
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                    ADVISORY DIRECTOR'S PLAN TERMINATION FEE
                          DEFERRAL TERMS AND CONDITIONS

      The Board of Directors of Westinghouse Electric Corporation (the "Company") hereby adopts the following deferral terms and conditions (the "ADP Deferral Plan") for Termination Fees under the Company's Advisory Director's Plan.

Section 1. Definitions

      1.1 Definitions. The following terms shall have the meanings set forth below:

            (a) "Board" means the Board of Directors of the Company.

            (b) "Change in Control" shall have the meaning assigned to it in
Section 4.2.

            (c) "Committee" means the Compensation Committee of the Board or any successor established by the Board.

            (d) "Debenture" means a hypothetical debenture of the Company that has a face value of $100, bears interest at a rate equal to the ten-year U.S. Treasury Bond rate in effect the week prior to April 30, 1996, and would be deemed to be convertible into Stock at a conversion rate determined by dividing $100 by the mean of the high and low prices of the Stock as reported by the composite tape of the New York Stock Exchange on April 30, 1996, the date the Debenture is credited to an ADP Deferred Debenture Account pursuant to Section 3.2.

            (e) "ADP Deferred Debenture Account" means the account established by the Company for a Director pursuant to Section 3.2 and to which Debentures are credited pursuant to the ADP Deferral Plan.

            (f) "Director" means a non-employee member of the


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Board who is entitled to Termination Fees under the Company's Advisory
Director's Plan.

            (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

            (h) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (i) "Stock" means the common stock, $1.00 par value, of the Company.

            (j) "Termination Fee" means a termination fee payment pursuant to the Company's Advisory Director's Plan.

      1.2 Number. Except when otherwise indicated by the context the definition of any term herein in the singular shall also include the plural.

Section 2. ADP Deferral Plan Administration

            (a) The ADP Deferral Plan shall be administered by the Committee. The members of the Committee shall be members of the Board appointed by the Board, and any vacancy on the Committee shall be filled by the Board.

      The Committee shall keep minutes of its meetings and of any action taken by it without a meeting. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the acts of the Committee. Any action that may be taken at a meeting of the Committee may be taken without a meeting if a consent or consents in writing setting forth the action so taken shall be signed by all of the members of the Committee. The Committee shall make appropriate reports to the Board concerning the operations of the ADP Deferral Plan.

            (b) Subject to the limitations of the ADP Deferral


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Plan, the Committee shall have the sole and complete authority: (i) to impose such limitations, restrictions and conditions on Debentures as it shall deem appropriate; (ii) to interpret the ADP Deferral Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the ADP Deferral Plan; and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the ADP Deferral Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

            (c) The Company shall be the sponsor of the ADP Deferral Plan. All expenses associated with the ADP Deferral Plan shall be borne by the Company.

Section 3. Deferral of Termination Fees

      3.1 Amount of Deferral. Any Termination Fee payable to a Director under the Company's Advisory Director's Plan is subject to mandatory deferral under the terms of the ADP Deferral Plan.

      3.2 ADP Deferred Debenture Accounts. An ADP Deferred Debenture Account has been or shall be established for each Director eligible to receive a Termination Fee. The amount of deferred Termination Fees for each Director on April 30, 1996, together with 1996 interest, shall be deemed to be invested in Debentures and shall be credited to the ADP Deferred Debenture Account for each such Director on April 30, 1996. Deferred amounts shall be credited to the ADP Deferred Debenture Account only in $100 amounts.


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      3.3 Payment of Deferred Amounts. Payments from an ADP Deferred Debenture
Account shall be made in five consecutive annual installments beginning in the January following the Director's termination of service or if elected by the Director in writing, such payments may be made in ten or fifteen consecutive annual installments or in lump sum in the January following the Director's termination of service. Payments from an ADP Deferred Debenture Account shall all be made in cash and shall consist of accumulated interest on the Debentures plus the greater value of (i) the face value of the Debentures or (ii) the value of the shares of Stock into which the Debentures would be deemed to be convertible.

      3.4 Payments to a Deceased Director's Estate. In the event of a Director's death before the balance of the Director's ADP Deferred Debenture Account is fully paid, payment of the balance of the Director's ADP Deferred Debenture Account shall then be made to the beneficiary designated by the Director pursuant to Section 3.5, or to the Director's estate in the absence of such a beneficiary designation, in the time and manner selected by the Committee. The Committee may take into account the application of any duly appointed administrator or executor of a Director's estate and direct that the balance of the Director's ADP Deferred Debenture Account be paid to the Director's estate in the manner requested by such application.

      3.5 Designation of Beneficiary. A Director may designate a beneficiary in a form approved by the Committee and filed with the Secretary of the Company.


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Section 4. Change in Control

      4.1 Settlement of Compensation. In the event of a Change in Control of the Company as defined herein and if elected by the Committee in writing, the value of all unpaid deferred amounts shall be paid in cash to PNC Bank, National Association, the trustee pursuant to a trust agreement dated as of June 1995, as amended from time to time, or any successor trustee. For purposes of this
Section 4.1, the value of deferred amounts shall be equal to the greater value of (a) the cash amount equal to the face value of the Debentures plus cash equal to accrued interest or (b) the number of shares of Stock into which the Debentures would be deemed to be convertible (the value of which shall be based upon the highest price of the Stock as reported by the composite tape of the New York Stock Exchange during the thirty days immediately preceding the Change in Control) plus cash equal to accrued interest.

      4.2 Definition of Change in Control. A Change in Control shall mean the occurrence of one or more of the following events:

            (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

            (b) the shareholders of the Company shall approve of any plan or proposal for the liquidation or dissolution of the Company; or

            (c) (i) any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity shall


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purchase any Stock of the Company (or securities convertible into the Company's
Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, unless, prior to the making of such purchase of Stock (or securities convertible into Stock), the Board shall determine that the making of such purchase shall not constitute a Change in Control, or (ii) any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than the Company or any benefit plan sponsored by the Company or any of its subsidiaries) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing twenty percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from any rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or

            (d) at any time during any period of two consecutive years individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least a majority thereof, unless the election or nomination for election of each new director during such two-year period is approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.


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Section 5. Assignability

            The right to receive payments or distributions hereunder and any Debentures granted hereunder shall not be transferable or assignable by a Director other than by will, by the laws of descent and distribution, to a properly designated beneficiary in the event of death, or pursuant to a domestic relations order as defined by Section 414(p)(1)(B) of the Internal Revenue Code or the rules thereunder that satisfies Section 414(p)(1)(A) of the Internal Revenue Code or the rules thereunder.

Section 6. Retention; Withholding of Tax

      6.1 Retention. Nothing contained in the ADP Deferral Plan shall interfere with or limit in any way the right of the Company to remove any Director from the Board pursuant to the Restated Articles of Incorporation and the By-laws of the Company, nor confer upon any Director any right to continue in the service of the Company.

      6.2 Withholding of Tax. To the extent required by applicable law and regulation, each Director must arrange with the Company for the payment of any federal, state or local income or other tax applicable to any payment hereunder before the Company shall be required to make such payment under the ADP Deferral Plan.

Section 7. ADP Deferral Plan Amendment, Modification and Termination

      The Board may from time to time amend or modify the ADP Deferral Plan and may at any time terminate the ADP Deferral Plan.


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Section 8. Governing Law

      The ADP Deferral Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

Section 9. Effective Date

      The ADP Deferral Plan shall be effective as of April 30, 1996.

      The ADP Deferral Plan shall not preclude the adoption by appropriate means of any other compensation or deferral plan for directors.


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